Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
                            AIM STRUCTURED VALUE FUND

A Special Meeting ("Meeting") of Shareholders of AIM Structured Value Fund, an investment portfolio of AIM Counselor Series Trust, a Delaware statutory trust ("Trust"), was held on February 29, 2008 and was adjourned, with respect to certain proposals, until March 28, 2008. The Meeting on March 28, 2008 was held for the following purposes:

(1) Elect 13 trustees to the Board of Trustees of the Trust, each of whom will serve until his or her successor is elected and qualified.

(2) Approve an amendment to the Trust's Agreement and Declaration of Trust that would permit the Board of Trustees of the Trust to terminate the Trust, the Fund, and each other series portfolio of the Trust, or a share class without a shareholder vote.

The results of the voting on the above matters were as follows:

                                                                                 Withheld/
Matters                                                           Votes For    Abstentions**
-------                                                           ----------   -------------
(1)*   Bob R. Baker............................................   80,004,783     1,692,073
       Frank S. Bayley.........................................   80,042,468     1,654,388
       James T. Bunch..........................................   80,071,331     1,625,525
       Bruce L. Crockett.......................................   80,047,680     1,649,176
       Albert R. Dowden........................................   80,044,519     1,652,337
       Jack M. Fields..........................................   80,054,678     1,642,178
       Martin L. Flanagan......................................   80,013,733     1,683,123
       Carl Frischling.........................................   80,026,567     1,670,289
       Prema Mathai-Davis......................................   80,025,589     1,671,267
       Lewis F. Pennock........................................   80,059,672     1,637,184
       Larry Soll, Ph.D........................................   80,040,389     1,656,467
       Raymond Stickel, Jr. ...................................   80,056,699     1,640,157
       Philip A. Taylor........................................   80,034,136     1,662,720

                                                                                              Withheld/     Broker
                                                                  Votes For   Votes Against  Abstentions  Non-Votes
                                                                  ----------  -------------  -----------  ----------
(2)*   Approve an amendment to the Trust's Agreement and
       Declaration of Trust that would permit the Board of
       Trustees of the Trust to terminate the Trust, the Fund,
       and each other series portfolio of the Trust, or a share
       class without a shareholder vote........................   55,885,613   10,011,477     2,110,683   13,689,083

For a more detailed discussion on the proposal that was submitted to shareholders, please refer to the proxy statement that was filed on December 31, 2007 with the SEC under Accession number 0000950134-07-026314.

----------
* Proposals 1 and 2 required approval by a combined vote of all of the portfolios of AIM Counselor Series Trust.

**   Includes Broker Non-Votes.